FOR IMMEDIATE RELEASE Contacts: Media Relations

Tina Barry, (972) 673-7931

Greg Artkop, (972) 673-8470

Investor Relations

Aly Noormohamed, (972) 673-6050

DR PEPPER SNAPPLE GROUP ANNOUNCES PRELIMINARY RESULTS OF ITS CASH TENDER OFFER FOR ITS 6.82% SENIOR
NOTES DUE 2018

COMPANY CANCELS DEBT EXCHANGE OFFER

Plano, TX, Dec. 10, 2010 – Dr Pepper Snapple Group, Inc. (NYSE: DPS) announced today that as of 5:00 p.m., New York City time, on Dec. 9, 2010, approximately $368 million in aggregate principal amount of its 6.82% Senior Notes due 2018 (2018 Notes) have been validly tendered and not withdrawn as part of its Dec. 1, 2010 cash tender offer (Tender Offer).

The company also announced that it has concluded that it is unlikely that the minimum tender condition with respect to its Dec. 1, 2010 exchange offer (Exchange Offer) will be met so it has cancelled the Exchange Offer. As a result of the cancellation of the Exchange Offer, no 2018 Notes will be accepted for exchange and the company will not issue any Exchange Notes or make any payment with respect to any 2018 Notes that were tendered in the Exchange Offer. All 2018 Notes tendered pursuant to the Exchange Offer will be promptly returned to their holders.

The company has extended the deadline by which holders of 2018 Notes may participate in the Tender Offer in order to be eligible to receive the early participation premium to 5:00 p.m., New York City time, on Dec. 14, 2010, unless further extended by the company (Revised Early Participation Deadline). Previous Exchange Offer participants, as well as all other holders of 2018 Notes, may still tender their 2018 Notes in the Tender Offer. However, withdrawal rights for 2018 Notes tendered in the Tender Offer have not been extended and therefore expired at 5:00 p.m., New York City time, on Dec. 9, 2010. Tenders submitted in the Tender Offer after 5:00 p.m., New York City time, on Dec. 9, 2010 are irrevocable except in the limited circumstances where additional withdrawal rights are required by law.

The Tender Offer continues to be subject to certain other conditions specified in the company’s offering memorandum dated Dec. 1, 2010.

The total consideration to be received in the Tender Offer (Total Purchase Consideration) for each $1,000 principal amount of 2018 Notes validly tendered and not withdrawn in the Tender Offer at or prior to the Revised Early Participation Deadline and accepted for purchase will be $1,203.28. This amount, which includes the early participation premium, will be paid in cash.

Holders of 2018 Notes who validly tender their 2018 Notes after the Revised Early Participation Deadline will receive the Total Purchase Consideration, less the early participation premium.

In addition to the consideration described above, all holders of 2018 Notes validly tendered and accepted for purchase will also receive accrued and unpaid interest on those 2018 Notes from the last interest payment date to, but not including, the settlement date with respect to the Tender Offer.

The Tender Offer is only being conducted pursuant to the terms and subject to the conditions set forth in the company’s offering memorandum and the related letter of transmittal. The Tender Offer is subject to proration and will expire at 11:59 p.m., New York City time, on Dec. 29, 2010, unless extended or earlier terminated by the company.

This press release is for informational purposes only. The Tender Offer is being made only to such persons and in such jurisdictions as is permitted under applicable law.

The company has retained D.F. King & Co., Inc. to serve as Exchange and Information Agent for the offers. Any questions or requests for assistance, including, for previous Exchange Offer participants, on how to tender in the Tender Offer, or requests for documents regarding the tender of 2018 Notes may be directed to D.F. King & Co., Inc. at (212) 269-5550 or (800) 628-8536, or via email at drpepper@dfking.com.

Forward-looking statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, plans, strategies, expectations and prospects. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended Dec. 31, 2009, our other filings with the Securities and Exchange Commission, and the above-referenced offering memorandum. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

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